UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 10, 2023

UNITED INSURANCE HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

Delaware		001-35761		75-3241967
(State or other jurisdiction of incorporation)		(Commission File Number)		(IRS Employer Identification No.)

800 2nd Avenue S.				33701
Saint Petersburg,	FL
(Address of principal executive offices)				(Zip Code)

		(727)	895-7737
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, $0.0001 par value per share	UIHC	Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02. Results of Operations and Financial Condition.

Upon completion of United Insurance Holdings Corporation’s (the “Company”) year-end review of unpaid loss and loss adjustment reserves with our independent actuarial firm, we expect to incur approximately $197 million of net loss and loss adjustment expense related to current accident year catastrophe events for the fourth quarter of 2022, driven primarily by Hurricane Ian development. Gross losses from Hurricane Ian increased from our preliminary estimate of $1 billion on September 30, 2022, to approximately $1.54 billion as of December 31, 2022.

Our Hurricane Ian gross loss estimate related to our personal lines business underwritten by United Property & Casualty Insurance Company, an insurance company organized under the laws of the State of Florida, (“UPC”) increased from $660 million to $864 million resulting in a net increase in loss expense to UPC of $145 million net of reinsurance as of December 31, 2022. UPC’s current loss estimate of $864 million fully exhausts all reinsurance available to UPC for this specific event. In addition, we estimate that UPC will also incur approximately $36 million of net loss and loss adjustment expense related to current accident year non-hurricane catastrophe losses and $61 million of net loss and loss adjustment expense during the fourth quarter of 2022 from adverse prior year reserve development on both catastrophe and non-catastrophe claims.

Our Hurricane Ian gross loss estimate related to our commercial lines business underwritten by American Coastal Insurance Company (“ACIC”), an insurance company organized under the laws of the State of Florida, increased from $340 million to $679 million resulting in a net increase in loss and loss adjustment expense to ACIC of $16 million net of reinsurance inclusive of all current accident year catastrophe losses incurred during the fourth quarter of 2022. ACIC’s current loss estimate leaves approximately $518 million of limit remaining from the Florida Hurricane Catastrophe Fund placed at 90%, leaving a 10% co-participation by ACIC for future loss development related to Hurricane Ian.

Item 2.06. Material Impairments

As a result of the increased net losses incurred by UPC described in Item 2.02 above, UPC is expected to be insolvent as of December 31, 2022. Accordingly, the Company has notified the Florida Office of Insurance Regulation of UPC’s material impairment. Assuming UPC is placed into receivership, the Company would immediately de-consolidate UPC from its operations on the effective date of receivership.

The impact of de-consolidating UPC from the Company’s balance sheet and income statement as if such de-consolidation had occurred for the periods ending September 30, 2022 and December 31, 2021 is included in the pro forma financial statements, which are filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Pro forma financial statements as of and for the periods ending September 30, 2022 and December 31, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED INSURANCE HOLDINGS CORP.
February 10, 2023	By:	/s/ B. Bradford Martz
B. Bradford Martz President and Chief Financial Officer